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                                                                     EXHIBIT 7.4

                                October 27, 1999


 Rite Aid Corporation
 30 Hunter Lane
 Camp Hill, PA 17011

 Gentlemen:

        Rite Aid Corporation, a Delaware corporation (the "Company") and Green Equity Investors III, L.P. (the "Purchaser") have entered into a Commitment Letter dated as of October 18, 1999 (the "Commitment Letter"), pursuant to which the Company will issue and sell to the Purchaser 3,000,000 shares of its 8% Series A Cumulative Convertible Pay-in-Kind Preferred Stock (the "Series A Preferred Stock"). Pursuant to the Certificate of Designation of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on the date hereof (the "Series A Certificate of Designation"), the Series A Preferred Stock is convertible into shares of the common stock, par value $1.00 per share, of the Company (the "Common Stock") and is exchangeable, upon the satisfaction of certain conditions precedent set forth in the Certificate of Designation, into shares of the Company's 8% Series B Cumulative Convertible Pay-in-Kind Preferred Stock (the "Series B Preferred Stock"), the holders of which Series B Preferred Stock shall have the right to elect two members of the Board of Directors of the Company. The Series B Convertible Preferred Stock, pursuant to the Certificate of Designation of the Series B Preferred Stock to be filed with the Secretary of State of the State of Delaware (the "Series B Certificate of Designation"), will be convertible into Common Stock.

        The Company and the Purchaser hereby agree that, upon the conversion of all outstanding shares of Series A Preferred Stock originally issued to Purchaser or issued as paid-in-kind dividends and of all outstanding shares of Series B Preferred Stock originally issued to Purchaser (in exchange for the Series A Preferred Stock originally issued to Purchaser or issued as paid-in-kind dividends thereon) or issued as paid-in-kind dividends, into shares of Common Stock, in accordance with the Series A Certificate of Designation or the Series B Certificate of Designation, as applicable, and for so long as Purchaser owns at least 50% of the shares of Common Stock originally issued upon such conversion of all shares of Series A Preferred Stock and Series B Preferred Stock, the Company shall, with respect to each annual



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 or special meeting of stockholders of the Company at which directors of the
 Company are to be elected (other than a special meeting called solely to elect directors to fill (x) newly-created directorships or (y) vacancies in the Board of Directors of the Company resulting from the removal or resignation of any director(s) not designated for nomination by Purchaser), nominate for election to the Board of Directors of the Company two persons designated in writing by Purchaser.




                           [Signature page to follow]



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        Please indicate your agreement to and acceptance of the foregoing matters by signing and dating this letter in the space provided below, and promptly returning an originally executed copy to the undersigned.

                                   Sincerely,

                                     GREEN EQUITY INVESTORS III, L.P.

                                     By: Leonard Green & Partners, L.P.

                                         By: LGP Management, Inc.

                                           By: /s/ JONATHAN D. SOKOLOFF
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
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Agreed and accepted,
this 27th day of October, 1999

 RITE AID CORPORATION



By: /s/ ELLIOT S. GERSON
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Name:
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Title:
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